Exhibit 99.(a)(ii)

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF TRUST

OF

THIRD AVENUE FLEXIBLE INCOME FUND

(a Delaware Statutory Trust)

This Certificate of Amendment to the Certificate of Trust of Third Avenue Flexible Income Fund (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”) and sets forth the following:

FIRST:  The name of the statutory trust is Third Avenue Flexible Income Fund (the “Trust”).

SECOND:  The Trust’s Certificate of Trust is hereby amended to delete the first enumerated paragraph therein in its entirety and to insert in lieu thereof the following first enumerated paragraph:

“FIRST:  The name of the statutory trust is Eagle Growth and Income Opportunities Fund (the “Trust”).”

THIRD:  The Certificate of Amendment to the Certificate of Trust shall be effective upon acceptance by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate in accordance with Section 3811(a)(2) of the Act as of the 7th day of May, 2015.

By:	/s/ Steven A. Baffico
Steven A. Baffico, as Trustee and not individually

Third Avenue Flexible Income Fund

100 Wall Street, 11th Floor

New York, New York 10005